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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------



We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Elizabeth Arden, Inc. (formerly named French Fragrances, Inc.) of our report dated October 30, 2000, relating to the statement of the net assets to be sold and statements of net sales, cost of sales and direct operating expenses as of December 31, 1999 and for each of the three years in the period ended December 31, 1999 of the Elizabeth Arden Skin, Color and Fragrance, Elizabeth Taylor Fragrance and White Shoulders Fragrance Business, which appears in the Elizabeth Arden, Inc. Definitive Proxy Statement (as filed with the SEC on December 12, 2000). We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 21, 2001